Exhibit 99.1



STARBASE CORPORATION (SBAS) BEGINS TRADING ON NASDAQ SMALLCAP MARKET

IRVINE, CA, Wednesday, September 4, 1996 - StarBase Corporation (NASDAQ: SBAS) today announced that trading of its common stock has commenced on the NASDAQ SmallCap Market.

"Our ability to meet the requirements for trading on the NASDAQ SmallCap Market is an important step for our company," said StarBase CFO Robert Leimena. "We are funded to support the marketing and customer support requirements for StarTeam 2.0, which started shipping last week. Our ability to trade on NASDAQ is a step in the continuing effort to achieve greater recognition for StarBase and its products."

StarBase is the producer of StarTeam, an award-winning software suite that integrates the most important functions of the application development process. StarTeam allows companies to more effectively implement and manage application development projects that span across work groups and remote locations via the Internet and other corporate networks. Targeted users include Fortune 1000 companies, where software development teams and other departments require tight collaboration and communication on mission critical projects.

Last month, the company announced key management changes, including the appointment of William R. Stow III as Chairman and Alan M. Davis as President and Chief Executive Officer. The StarBase management team includes executives from leading software and information technology companies.

StarBase, with headquarters in Irvine, CA, produces integrated team development tools that improve the efficiency and effectiveness of developing software applications for business. StarTeam has won several awards including the PC Week LABS Top Product of 1995 - Application Development Utilities and PC Week IT Excellence Award, 1996. More information about StarBase and its products are available by accessing its web site:
http://www.starbasecorp.com.

StarBase and StarTeam are trademarks of StarBase Corporation



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